Exhibit 99.1

FOR IMMEDIATE RELEASE

Rosetta Stone Announces Upcoming Departure of Chief Financial Officer

ARLINGTON, Va. (June 8, 2010) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that Brian D. Helman intends to leave his position as Chief Financial Officer, on August 31, 2010, in order to relocate back to Florida.  Mr. Helman will assist in the search for and transition to a successor.

Mr. Helman joined the Company in 2007 during which time he oversaw the Company’s implementation of many operational functions and financial systems and its successful initial public offering on the New York Stock Exchange.

Tom Adams, president and CEO, said, “We greatly appreciate Brian’s contributions to Rosetta Stone. He played an instrumental role in building extremely strong finance and accounting organizations that have supported our rapid growth and global expansion as well as our successful IPO last year. Brian’s efforts in building a solid financial foundation will serve the company well in the years to come and we wish him well in his future endeavors.”

“Rosetta Stone is a tremendous company and it has been incredibly rewarding to help build the world’s leading provider of technology-based language-learning solutions,” said Helman.  “I thoroughly enjoyed working with Tom and the entire Rosetta Stone team. While this is a difficult decision for me, it is the right time for me to focus on personal priorities. I will ensure a smooth and successful transition over the coming months.”

For more information please visit pr.RosettaStone.com.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va. For more information, visit RosettaStone.com.

“Rosetta Stone” is a registered trademark of Rosetta Stone Ltd.

Media Contact:

Reilly Brennan

rbrennan@rosettastone.com

703.387.5863

Investor Contact:

Christopher Martin

cmartin@rosettastone.com

703.387.5927

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